EXHIBIT 99

WASHINGTON, Dec. 6 /PRNewswire-FirstCall/ -- Syndication Net.com, Inc. (OTC Bulletin Board: SYCI - News) announced today that it has signed a letter of intent to acquire New Age Systems, Inc., a systems integration and design consulting firm providing services to governments and businesses in geospatial technology, digital imagery and document imaging, networking and relational data base systems.

New Age Systems is regarded as an integration pioneer with exceptional skills in software engineering, records management and enterprise communication technologies. In addition, the company has developed its own proprietary commercial software product known as Am Guard. Am Guard is an accounting and management software product that provides integrated controls of data bases ranging from membership accounting, event scheduling, and facilities management. The Am Guard commercial division of New Age has experienced rapid increase in demand for its product over the last two years and is anticipating continued significant growth in sales of its software as a commercial product into the future.

Under the terms of the agreement, Syndication will acquire 100% of New Age Systems for $650,000 in cash; $1.8 million in working capital, newly issued shares representing 20% of Syndication Net and other considerations. Subject to the signing of definitive agreements and customary closing conditions, the transaction is expected to close in the near future.

Based in Alexandria, Va., New Age Systems, which has been in business for 15 years, provides services to the Divisions of Nuclear Fuel Fabrication Facilities and Safety Engineering, the Naval Air Systems Command, the Air Force Intelligence Agency, the Space and Naval Warfare Systems Command and General Services Administration, the U.S. Navy Research and Development Center in Monterey, Calif., the Deep Sea Navigation and Science Foundation at Woods Hole Oceanographic Institute, the Federal Energy Regulatory Commission, the Naval Research Laboratory, the Department of Interior, the U.S. Army Morale Welfare and Recreation Division, Fannie Mae, the U.S. Patent and Trademark Office, among many others. Corporate partners include Lockheed, Raytheon, Booze Allen, SCIA and Anteon. New Age has offices on the East Coast outside of Washington, D.C. in Alexandria, Va., and on the West Coast in San Diego, Calif., as well as satellite operations in Germany and England. More information is available on the website http://www.nasinc.com .

In making the announcement, Syndication Net CEO Brian Sorrentino said, "We are seeking to build significant value for our shareholders through our acquisition strategy. New Age is our first major acquisition and puts us in a uniquely advantageous position in a highly dynamic market with outstanding growth metrics. The events of 9/11 and the recent increased requirement for high-level national security as demanded by government agencies like Homeland Security, as well as commercial industries, have fostered heightened challenges for our country's security concerns here and abroad and in our military and commercial interests. With a $10 million financing program in place, New Age's long-term history of top secret clearance status working in sensitive military security arenas and more specifically their expertise in geospatial technology and applications to national and newly developing commercial security issues, create a winning formula for aggressive growth and the future success of the companies."

New Age CEO Alan Leonhart said, "We are delighted to become part of Syndication Net. The infusion of working capital will enable us to move forward more aggressively in establishing new operations that will help us grow our business."

About Syndication Net.com

Syndication Net.com, a Delaware corporation based in Washington, D.C., is a consulting company formed to acquire, create and provide financial, management and technical support to development stage, e-commerce and traditional brick-and-mortar businesses. Syndication Net.com's core operating unit is New Age Systems, an integration pioneer with exceptional foundations in software engineering, records management and enterprise communication technologies. In addition, Syndication Net further assists target companies in various capacities including the development and implementation of business models that capitalize on the Internet's ability to provide solutions to traditional companies, building corporate infrastructure, managing rapid growth, evaluating and negotiating corporate transactions and providing advice relating to corporate finance, financial reporting and accounting operations.


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This release and oral statements made from time to time by the company's representatives concerning the same subject matter may contain "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by the company with the Securities and Exchange Commission, which should be considered together with any forward looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

     Contact Information
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     Frank N. Hawkins, Jr. or Julie Marshall
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